IN THE UNITED STATES PATENT AND TRADEMARK OFFICE

                                          Trademark:       IllumiSign EyeCatcher
                                          International Class No:              9

To the Assistant Secretary and
Commissioner of Patents and Trademarks:

From Applicant:

                    NEW MILLENNIUM MEDIA INTERNATIONAL, INC.
                                1601 West Evans
                             Denver, Colorado 80223
                            Telephone: (303) 934-2424

     The Applicant, NEW MILLENNIUM MEDIA INTERNATIONAL, INC., is a corporation duly organized under the laws of the State of Colorado. Said applicant has adopted and is using the trademark shown in the accompanying drawing in commerce to identify its electric sign products and requests that said mark be registered in the United States Patent Office on the Principal Register established by the Act of July 5, 1946.

     The trademark was first used by applicant on or about October 1, 1996; was first used in interstate commerce among the several states which may lawfully be regulated by Congress on or about October 1, 1996; and is now in use in such commerce.

     The mark is used by applying it to the signs themselves and on flyers, brochures and other forms of advertisements and promotional materials associated with the applicant's signs. Three (3) specimens showing the mark as actually used are presented herewith.

     The  undersigned  declares  that  he is  the  President  of  the  applicant corporation and is authorized to make this declaration on behalf of the corporation; that he believes said corporation to be the owner of the mark sought to be registered, that to the best of his knowledge and belief no other person, firm, corporation or association has the right to use said mark in commerce, either in the identical form or in such near resemblance thereto as may be likely, when applied to the goods of such other person, to cause confusion or to cause mistake, or to deceive. The undersigned further acknowledges that he has been warned that willful false statements and the like so made are punishable by fine or imprisonment, or both, under Section 1001 of Title 18 of the United States Code and that such willful false statements may jeopardize the validity of the application or any registration resulting therefrom, and he declares that the undersigned is an officer of the applicant corporation and is authorized to execute this application on behalf of the applicant corporation, that the facts set forth in this application are true and that all statements made on knowledge are true and that all statements made on information and belief are believed to be true.

                                        NEW MILLENNIUM MEDIA INTERNATIONAL, INC.

                                        By: /s/ Troy Lowrie
                                            ----------------------------
                                            Troy Lowrie, President
Dated: June 17, 1998

NEW MIUENNIUM MEDIA INTERNA TIONAL, INC.
1601 West Evans
Denver, Colorado 80223
Telephone: (303) 934-2424

Date of First Use:                           October 1, 1996
Date of First Use In Interstate Commerce:    October 1, 1996
Class No.                                    International Class 9
For:                                         Signs

                             ILLUMISIGN EYECATCHER